Exhibit 10.1
AMENDMENT TO
PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT
(pursuant to Lender Processing Services, Inc. 2008 Omnibus Incentive Plan)
     This Amendment (the “Amendment”), effective as of May 10, 2010, is by and between Lender Processing Services, Inc. (the “Company”) and                      (the “Grantee”).
     WHEREAS, on May 10, 2010, the Company granted to the Grantee a performance-based restricted stock award (the “Award”) pursuant to a Performance-Based Restricted Stock Award Agreement (the “Award Agreement”); and
     WHEREAS, in order to clarify the consequences of a termination of the Grantee’s employment by the Company without cause under the Award Agreement, the Company and the Grantee wish to amend the first paragraph of Section 2(a) of the Award Agreement.
     NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Grantee hereby agree as follows:
     1. The first paragraph of Section 2(a) of the Award Agreement is hereby amended in its entirety to read as follows:
“If the Grantee’s employment or service as a Director or Consultant, as the case may be, is terminated for any reason other than (i) death, (ii) Disability (as defined below) or (iii) termination by the Company and its Subsidiaries without Cause (as defined below), the Grantee shall, for no consideration, forfeit to the Company the Shares of Restricted Stock to the extent such Shares are subject to a Period of Restriction at the time of such termination. If the Grantee’s employment or service as a Director or Consultant, as the case may be, is (x) terminated by the Company and its Subsidiaries without Cause after the Performance Objective has been attained, or (y) terminates due to the Grantee’s death or Disability, in each case, while Shares of Restricted Stock are subject to a Period of Restriction, the Period of Restriction with respect to such Shares shall lapse, and the Shares shall vest and become free of the forfeiture and transfer restrictions described in this Section 2 on the date of the Grantee’s termination of employment or service, except that the mandatory holding period restrictions described in Section 2(d) shall remain in effect for the period specified therein. If the Grantee’s employment or service as a Director or Consultant, as the case may be, is terminated by the Company and its Subsidiaries without Cause before the Performance Objective has been attained, the Shares of Restricted Stock shall vest and become free of the forfeiture and transfer restrictions described in this Section 2 on the first Calculation Date as of which the Performance Objective is attained, except that the mandatory holding period restrictions described in Section 2(d) shall remain in effect for the period specified therein. For avoidance of doubt, if the Performance Objective has not been attained as of the final Calculation Date, a Grantee whose employment or service as a Director or Consultant, as the case may be, is terminated by the Company and its Subsidiaries without Cause shall, for no consideration, forfeit to the Company all of the Shares of Restricted Stock.”
     2. Except as specifically amended by the provisions of the Amendment, all terms of the Award Agreement are unmodified and remain in full force and effect.
     IN WITNESS WHEREOF, the Company and the Grantee have duly executed the Amendment effective as of the date set forth above.

LENDER PROCESSING SERVICES, INC.

By:	/s/ Francis K. Chan
Name:	Francis K. Chan
Title:	Executive Vice President and Chief
Financial Officer

GRANTEE

Name: